Exhibit 4.3

EXECUTION VERSION

ESCROW AND SECURITY AGREEMENT

This Escrow and Security Agreement (“Escrow and Security Agreement”) is entered into as of December 27, 2013 between Salix Pharmaceuticals, Ltd., a Delaware corporation (the “Company”), U.S. Bank National Association, a national banking association, as trustee (in such capacity, the “Trustee”) under the Indenture (defined herein), and as escrow agent (in such capacity, the “Escrow Agent”).

WHEREAS, the Company and Jefferies LLC, as the representative (the “Representative”) of the initial purchasers referred to therein (the “Initial Purchasers”), are parties to the Purchase Agreement, dated December 12, 2013 (the “Purchase Agreement”), relating to the Company’s issuance of $750,000,000 in aggregate principal amount of 6.00% Senior Notes due 2021 (the “Notes”);

WHEREAS, the Company and the Trustee are parties to the Indenture, dated as of December 27, 2013 (the “Indenture”) governing the Notes; and

WHEREAS, in connection with the issuance and sale of the Notes, the parties have agreed to enter into this Escrow and Security Agreement to place in a secured escrow account certain funds and to set forth the conditions upon which, and the manner in which, funds will be held by the Escrow Agent, disbursed from the Escrow Account (defined herein) and released from the security interest and lien hereinafter described.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms.

All terms used but not defined herein shall have the meanings ascribed to them in the Indenture. In addition to any other terms used and defined herein, the following terms shall have the meanings set forth below:

“Eligible Escrow Investments” means (1) investments in money market funds registered under the Investment Company Act of 1940 whose shares are registered under the Securities Act, and rated “AAAm” or “AAAm-G” or better by S&P and “Aaa,” “Aa1” or “Aa2” by Moody’s, including any such money market fund for which the Escrow Agent or any of its Affiliates serves as investment manager, administrator, shareholder servicing agent and/or custodian; and (2) deposits in a non-interest-bearing account with the Escrow Agent; provided that such account has full FDIC coverage (at least through December 31, 2014).

“Merger” means the merger of Willow Acquisition Sub Corporation with and into Santarus, Inc. in accordance with the Merger Agreement, with Santarus, Inc., as the surviving corporation of such merger, becoming an indirect Subsidiary of the Company.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of November 7, 2013 (together with the annexes, schedules, exhibits and attachments thereto), among the Company, Salix Pharmaceuticals, Inc., Willow Acquisition Sub Corporation and Santarus, Inc.

“Release Certificate” means an officers’ certificate substantially in the form attached hereto as Exhibit A-1 executed by two officers of the Company, each of whom must be the chief executive officer, the president, the chief financial officer, the treasurer or the principal accounting officer.

“Release Deadline” means 5:00 p.m. (New York City time) on May 7, 2014.

“Termination Certificate” means an officers’ certificate substantially in the form attached hereto as Exhibit A-2 executed by two officers of the Company, each of whom must be the chief executive officer, the president, the chief financial officer, the treasurer or the principal accounting officer.

ARTICLE II

ESCROW DEPOSIT

Section 2.01 Appointment of Escrow Agent.

The Company hereby appoints U.S. Bank National Association to act as Escrow Agent and depository hereunder, and the Escrow Agent hereby accepts such appointment and agrees to hold, invest and disburse the Escrowed Property in accordance with this Escrow and Security Agreement.

Section 2.02 Deposit and Receipt of Escrowed Property.

(a) Concurrently with the execution and delivery hereof, the Escrow Agent shall establish an escrow account in the name of the Trustee (the “Escrow Account”) as follows:

RBK: U.S. Bank N.A.

ABA: 091000022

BNF Acct Name: USBank CT Southeast Wire Clrg

BNF Acct #: 173103781824

BNF Address: 777 E Wisconsin Ave., Milwaukee, WI 53202-5300

OBI: Salix

(b) Concurrently with the closing of the sale of the Notes and the execution and delivery of this Escrow and Security Agreement, the Company shall deposit, or shall cause to be deposited, cash into the Escrow Account in an amount equal to $750,000,000, which constitutes the gross proceeds from the sale of the Notes (the “Proceeds”).

(c) If the Merger is not consummated on January 2, 2014, the Company shall deposit into the Escrow Account within one Business Day an amount of cash that, when taken together with the Proceeds deposited into the Escrow Account pursuant to paragraph (b) above, will be sufficient to fund a Special Mandatory Redemption of the Notes on May 14, 2014, if a Special Mandatory Redemption were to occur on such date, which amount is $17,125,000 (the “Escrow Contribution”).

(d) The Escrow Agent hereby agrees to accept the Proceeds deposited into the Escrow Account pursuant to paragraph (b) above and any Escrow Contribution deposited into the Escrow Account pursuant to paragraph (c) above and to hold such funds and any proceeds thereof or interest or income resulting from the investment thereof in trust in the Escrow Account for investment and disbursement in accordance with the provisions of this Escrow and Security Agreement.

(e) All amounts deposited into the Escrow Account pursuant to this Section 2.02 and any proceeds thereof or interest or income resulting from the investment thereof of any such deposits shall constitute the “Escrowed Property.”

(f) Notwithstanding any provision to the contrary in this Escrow and Security Agreement (including Section 4.05 hereof) the Escrow Agent shall not sell, convey, redeem or otherwise dispose of or withhold any Escrowed Property to make payments or distributions or otherwise to satisfy any liability or indemnity owed to it or any other party under this Escrow and Security Agreement unless the Escrow Agent has provided the Company with written notice at least three Business Days in advance of any such proposed sale, conveyance, redemption, disposal, withholding or other action in order to permit the Company to make the required payment or distribution or otherwise satisfy the applicable liability for and on behalf of the Company.

Section 2.03 Investments.

(a) The Escrow Agent is authorized and directed to invest or hold, uninvested, in cash, the Escrowed Property as directed in writing by the Company; provided, that Escrowed Property may only be invested in the name of the Escrow Agent in Eligible Escrow Investments. Absent its timely receipt of a written direction from the Company, the Escrow Agent shall have no duty to invest (or otherwise pay interest on) the Escrowed Property. With respect to any Escrowed Property received by the Escrow Agent after 10:00 a.m., New York City time, the Escrow Agent shall not be required to invest such funds or to effect any investment direction until the next Business Day. Any investment earnings and income on the Escrowed Property shall become part of the Escrowed Property, and shall be disbursed in accordance with Section 2.05 of this Escrow and Security Agreement.

(b) The Escrow Agent is hereby authorized and directed to sell or redeem any such investments to make any payments or distributions required under this Escrow and Security Agreement. The Escrow Agent shall have no responsibility or liability for any loss, fee, tax, penalty or other charge that may result from any investment, reinvestment, sale or liquidation of investment made pursuant to this Escrow and Security Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow and Security Agreement, to deal with itself (in its individual capacity) or with one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account, provided that such dealings are fair, reasonable and consistent with market practice. The Company acknowledges that the Escrow Agent is not providing investment supervision, recommendations or advice. The Escrow Agent shall be under no duty to afford the Escrowed Property any greater degree of care than it gives its own similar property.

Section 2.04 Income Tax Allocation and Reporting.

(a) The Company agrees that, for tax reporting purposes, all interest and other income from investment of the Escrowed Property shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by the Company, whether or not such income was disbursed during such calendar year.

(b) Concurrently with the execution and delivery of this Escrow and Security Agreement, the Company shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request. The Company understands that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrowed Property.

(c) The Company shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrowed Property and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence, bad faith or willful misconduct of the Escrow Agent. The indemnification provided by this Section 2.04(c) is in addition to the indemnification provided in Section 4.02 hereof and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow and Security Agreement.

Section 2.05 Disbursements. The Escrow Agent is hereby directed to hold and distribute the Escrowed Property in the following manner:

(a) If on or prior to the Release Deadline the Escrow Agent receives the Release Certificate, the Escrow Agent shall as soon as practicable release all of the Escrowed Property to or as directed by the Company (the date of such release, the “Escrow Release Date”).

(b) If (i) the Escrow Agent has not received the Release Certificate on or prior to the Release Deadline or (ii) at any time the Company has delivered to the Escrow Agent the Termination Certificate confirming that the Merger Agreement has been terminated or abandoned (the earlier of the Release Deadline and the time of receipt by the Escrow Agent of the Termination Certificate referred to in clause (ii), the “Escrow Termination Date”), the Escrow Agent shall, without the requirement of notice to or action by the Company, the Trustee or any other Person, on the Escrow Termination Date, release the Escrowed Property to the Trustee and shall provide written notice of such release to the Company within one Business Day thereafter; provided that the failure to provide such notice shall not affect the release of the Escrowed Property to the Trustee.

(c) The Escrow Agent is authorized to seek confirmation of any instructions by telephone calls to each of the Company and the Trustee, and the Escrow Agent may conclusively rely upon such confirmations, if consistent, by authorized officers of the Company and the Trustee. To ensure the accuracy of the instructions it receives, the Escrow Agent may record such calls. If the Escrow Agent is unable to verify the instruction, or is not satisfied, in its sole discretion, with the verification it receives, it will not execute the instruction until all issues have been resolved to its satisfaction. The persons and telephone numbers for such calls may be changed only in a writing, signed by an authorized officer of the Company and the Trustee, actually received and acknowledged by the Escrow Agent. The Company and the Trustee acknowledge that these security procedures for funds transfers are commercially reasonable.

Section 2.06 Termination.

This Escrow and Security Agreement shall terminate upon the distribution of all Escrowed Property from the Escrow Account in accordance with Section 2.05; provided that the provisions of Sections 2.04(c), 4.01 and 4.02 hereof shall survive such termination.

ARTICLE III

DUTIES OF THE ESCROW AGENT

Section 3.01 Scope of Responsibility.

Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow and Security Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to the Company or any other person under this Escrow and Security Agreement. The Escrow Agent will not be responsible or liable for the failure of the Company to perform in accordance with this Escrow and Security Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow and Security Agreement, whether or not an original or a copy of such agreement, instrument or document has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow and Security Agreement to any other agreement, instrument, or document are for the convenience of the Company and the Trustee, and the Escrow Agent has no duties or obligations with respect thereto. This Escrow and Security Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow and Security Agreement or any other agreement.

Section 3.02 Authorized Signatories.

Concurrent with the execution of this Escrow and Security Agreement, the Company and the Trustee shall deliver to the Escrow Agent an authorized signatories certificate in the form of Exhibit B to this Escrow and Security Agreement.

ARTICLE IV

PROVISIONS CONCERNING THE ESCROW AGENT

Section 4.01 Compensation.

For services rendered hereunder, the Escrow Agent shall be entitled to such compensation as shall be separately agreed to in writing between the Company and the Escrow Agent. The Company agrees to pay such compensation and to reimburse the Escrow Agent for the reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented attorneys’ fees and expenses) incurred by it in connection with the services rendered by it hereunder. The provisions of this Section 4.01 shall survive the termination of this Escrow and Security Agreement or the resignation or removal of the Escrow Agent.

Section 4.02 Indemnification.

The Company agrees to indemnify the Escrow Agent for, and to hold it harmless against, any and all loss, liability, damage, claim, cost or expense, including reasonable and documented attorneys’ fees and expenses (including the costs and expenses of defending against any claim of liability, regardless of who asserts such claim), incurred by the Escrow Agent arising out of or in connection with its appointment as Escrow Agent hereunder, except such losses, liabilities, damages, claims, costs or expenses as determined by a court of competent jurisdiction in a final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Escrow Agent.

The Escrow Agent shall incur no liability and shall be indemnified and held harmless by the Company for, or in respect of, any actions taken, omitted to be taken or suffered to be taken in good faith by the Escrow Agent in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document believed to be valid and genuine. The Escrow Agent shall notify the Company, by letter or facsimile transmission, of a claim against the Escrow Agent or of any action commenced against the Escrow Agent, promptly after the Escrow Agent shall have received written notice thereof. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company assumes the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by the Escrow Agent, so long as the Company shall retain counsel reasonably satisfactory to the Escrow Agent; provided, that the Company shall not be entitled to assume the defense of any such action if the named parties to such action include both the Escrow Agent and the Company and representation of both parties by the same counsel would, in the written opinion of the Escrow Agent’s counsel, be inappropriate due to actual or potential conflicting interests between the Escrow Agent and the Company. The provisions of this Section 4.02 shall survive the termination of this Escrow and Security Agreement or the resignation or removal of the Escrow Agent.

Section 4.03 Rights of Escrow Agent.

The Escrow Agent:

(a) shall not be liable for any act or omission by it unless such act or omission constitutes gross negligence, bad faith or willful misconduct; in no event shall the Escrow Agent be liable to the Company or any third party for special, punitive, indirect or consequential damages, including but not limited to lost profits, irrespective of whether the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action arising in connection with this Escrow and Security Agreement;

(b) shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing between the Escrow Agent, the Company and the Trustee, and the Escrow Agent shall have no liability under, and no duty to inquire as to, the provisions of any agreement other than this Escrow and Security Agreement;

(c) shall not be obligated to take any action hereunder which might in the Escrow Agent’s judgment involve any risk of expense, loss or liability, unless it shall have been furnished with indemnity and/or security reasonably satisfactory to it;

(d) may conclusively rely on and shall be protected in acting or refraining from acting in good faith upon any certificate, instrument, opinion, notice, letter, or other document or security delivered to it and believed by it to be genuine and to have been signed or presented by the proper person or persons; provided that in relying, acting or refraining from acting in such manner, the Escrow Agent shall not have acted with gross negligence, bad faith or willful misconduct;

(e) may conclusively rely on and shall be protected in acting or refraining from acting in good faith upon written or oral instructions from the Company, other than instructions concerning disbursements, which are governed exclusively by Section 2.05 hereof;

(f) may consult with counsel of its selection, including its in-house counsel, with respect to any questions relating to its duties and responsibilities and the advice or opinion of such counsel, or any opinion of counsel to the Company provided to the Escrow Agent shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by the Escrow Agent hereunder in accordance with the advice or opinion of such counsel; and

(g) may perform any duties hereunder either directly or by or through agents and attorneys; provided that the Escrow Agent shall not be responsible for the misconduct or negligence on the part of any such agent or attorney appointed by it with due care hereunder.

Section 4.04 Disagreements.

If, at any time, (a) there shall exist any dispute with respect to the holding or disposition of all or any portion of the Escrowed Property or any other obligations of the Escrow Agent hereunder or (b) the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent is authorized to retain the Escrowed Property until (i) such dispute or uncertainty shall be resolved to the satisfaction of the Escrow Agent in its sole discretion or (ii) the Escrow Agent files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrowed Property and shall be entitled to recover reasonable and documented attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any resultant settlement agreement or court order without further question, inquiry or consent. The Escrow Agent shall have no liability to the Company or any other person with respect to any suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrowed Property or any delay in, or with respect to, any other action required or requested of Escrow Agent.

Section 4.05 Attachment of Escrowed Property; Compliance with Legal Orders.

In the event that any Escrowed Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrowed Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised, by written opinion of a legal counsel of its own choosing, is binding upon it. In the event that the Escrow Agent obeys or complies with any such writ, order or decree, it shall not be liable to the Company or to any other person, firm or corporation, should, such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 4.06 Resignation.

The Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving ten Business Days’ written notice to the Company and the Trustee specifying the date when such resignation shall take effect. The Company shall appoint a successor Escrow Agent hereunder prior to the effective date of resignation. If no successor Escrow Agent is appointed, the Escrow Agent, in each case at the expense of the Company, may (i) apply to a court of competent jurisdiction for such appointment or (ii) deposit the Escrowed Property with a court of competent jurisdiction. The Escrow Agent shall transmit all records pertaining to the Escrowed Property and shall pay all Escrowed Property to the successor escrow agent, after making copies of records the Escrow Agent deems advisable and after deduction and payment to the Escrow Agent of all fees and expenses (including court costs and reasonable and documented attorneys’ fees and expenses) payable to, incurred by, or expected to be incurred by the Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. Upon delivery of the Escrowed Property to the successor escrow agent or to a court of competent jurisdiction as provided above, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

ARTICLE V

SECURITY INTEREST

Section 5.01 Grant of Security Interest; Instructions to Escrow Agent.

(a) The Escrow Agent and, to the extent that the Company is deemed to have any right or interest therein, the Company hereby irrevocably grant a first priority security interest in and lien on, and pledge, assign, transfer and set over to the Trustee for its own benefit and the benefit of the holders of the Notes, all of their respective right, title and interest in, to the extent applicable, (i) the Escrow Account, and the Escrowed Property now or hereafter placed or deposited in, or delivered to the Escrow Agent for placement or deposit in, the Escrow Account, including, without limitation, all funds held therein, and all Eligible Escrow Investments held by (or otherwise maintained in the name of) the Escrow Agent in the Escrow Account pursuant to Article II; (ii) all claims and rights of whatever nature that the Company may now have or hereafter acquire against any third party in respect of any of the Escrowed Property in the Escrow Account, (iii) all rights that the Company has under this Escrow and Security Agreement and all rights it may now have or hereafter acquire against the Escrow Agent in respect of its holding and managing all or any part of the Escrowed Property in the Escrow Account and (iv) all proceeds (as such term is defined in Section 9–102(a) of the Uniform Commercial Code (the “UCC”)) of any of the foregoing, in order to secure all obligations and indebtedness of the Company under the Notes, the Indenture, and any other obligation, now or hereafter arising, of every kind and nature, owed by the Company under the Notes and the Indenture to the holders of the Notes or to the Trustee (including, without limitation, the Trustee’s compensation, reimbursement and indemnification rights under the Indenture) (collectively, the “Secured Obligations”). The Escrow Agent hereby acknowledges the Trustee’s security interest and lien as set forth above. The security interest of the Trustee shall at all times be valid, perfected and enforceable as a first priority security interest by the Trustee against the Company and all third parties in accordance with the terms of this Escrow and Security Agreement and the Company shall take all actions and shall direct the Trustee in writing to take all actions necessary on its part to insure the creation and continuance of a perfected first priority security interest in the Escrow Account and the Escrowed Property in favor of the Trustee in order to secure all Secured Obligations. The Company shall not grant or cause or permit any other person to obtain a security interest, encumbrance, lien or other claim, direct or indirect, in the Company’s right, title or interest in the Escrow Account or any of the Escrowed Property.

(b) The liens and security interests provided for in this Section 5.01 shall automatically terminate and cease as to, and shall not extend or apply to, and the Trustee and the Escrow Agent shall have no security interest in, any funds disbursed by the Escrow Agent to the Company pursuant to Section 2.05(a) of this Escrow and Security Agreement. The Escrow Agent shall not have any right to receive compensation from the Trustee and shall have no authority to obligate the Trustee or to compromise or pledge its security interest hereunder. Accordingly, the Escrow Agent is hereby directed to cooperate with the Trustee in the exercise of its rights in the Escrowed Property provided for herein.

(c) The parties agree that the Escrow Agent’s jurisdiction for purposes of the Escrow Account, the security granted hereunder and Article 9 of the UCC is the State of New York.

(d) Notwithstanding anything to the contrary, the Escrow Agent agrees that it will comply with instructions originated by the Trustee concerning the Escrow Account without further consent by the Company. At any time and from time to time, upon the written request of the Trustee and at the sole expense of the Company, the Company will take any additional actions reasonably required and consistent with the terms of this Escrow and Security Agreement to enable the Trustee to obtain “control” (within the meaning of the applicable UCC) with respect to the Escrow Account.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties.

(a) The Company represents and warrants to the Trustee and the Escrow Agent that (i) the Company has been duly incorporated and is validly existing as a Delaware corporation and is not incorporated under the laws of any other jurisdiction, and during the term of this Escrow and Security Agreement, the Company shall not change its jurisdiction of organization, (ii) this Escrow and Security Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, subject to bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers, and preferential transfers) or other similar laws now or hereafter in effect relating to creditors’ rights generally, (iii) the Company has not assigned or granted a security interest in the Escrow Account or any Escrowed Property deposited in the Escrow Account, except to the Trustee and (iv) the Company will not permit the Escrow Account to become subject to any other pledge, assignment, lien, charge or encumbrance of any kind, other than the Trustee’s security interest referred to herein.

(b) The Trustee represents and warrants to the Company and the Escrow Agent that this Escrow and Security Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation, subject to bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers, and preferential transfers) or other similar laws now or hereafter in effect relating to creditors’ rights generally.

(c) The Escrow Agent represents and warrants to the Company and the Trustee that (i) the Escrow Agent is, and has all power and authority to act as, a bank, as defined in Section 9-102 of the UCC, and (ii) this Escrow and Security Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation, subject to bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers, and preferential transfers) or other similar laws now or hereafter in effect relating to creditors’ rights generally.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Merger; Consolidation.

Any entity into which the Escrow Agent may be merged or which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any entity succeeding to all or substantially all the escrow or corporate trust business of the Escrow Agent shall be the successor Escrow Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

Section 7.02 Notices.

Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile and electronic transmission in PDF format) and shall be given to such party, addressed to it, at its address or facsimile number set forth below:

If to the Company:

Salix Pharmaceuticals, Ltd.
8510 Colonnade Center Drive
Raleigh, NC 27615
Attention:	Bill Bertrand, Senior Vice President, General Counsel
Fax:	(919) 447-3445
Email:	bill.bertrand@salix.com

with a copy (not constituting notice) to:

Covington & Burling LLP
1201 Pennsylvania Avenue, N.W.
Washington, DC 20004
Attention:	Kerry Shannon Burke, Esq.
Fax:	(202) 778-5297
Email:	kburke@cov.com

If to the Trustee:

U.S. Bank National Association
Global Corporate Trust Services
214 N. Tryon Street, 27th Floor
Charlotte, NC 28202
Attention:	Katherine Esber, Vice President
Fax:	(704) 335-4676
Email:	katherine.esber@usbank.com

If to the Escrow Agent:

U.S. Bank National Association
Global Corporate Trust Services
214 N. Tryon Street, 27th Floor
Charlotte, NC 28202
Attention:	Katherine Esber, Vice President
Fax:	(704) 335-4676
Email:	katherine.esber@usbank.com

Section 7.03 Governing Law.

This Escrow and Security Agreement and the Escrow Agent’s appointment hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of laws principles thereof.

This Escrow and Security Agreement shall inure to the benefit of the parties hereto and nothing in this Escrow and Security Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Escrow and Security Agreement. The Escrow Agent may assign or transfer its rights under this Escrow and Security Agreement to any of its affiliates without the prior written consent of any party hereto, provided that the Escrow Agent shall notify the parties in writing of such assignment or transfer prior to the effectiveness thereof. For purposes of this Section 7.03, “affiliate” means any Person that directly or indirectly controls, or is under common control with, or is controlled by, the Escrow Agent, provided that “control” (including its correlative meanings “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

Section 7.04 Entire Agreement.

This Escrow and Security Agreement sets forth the entire agreement and understanding of the parties related to the Escrowed Property. All prior and contemporaneous negotiations and agreements between the parties on the matter contained in this Escrow and Security Agreement are expressly merged into and superseded by this Escrow and Security Agreement.

Section 7.05 Amendment.

This Escrow and Security Agreement shall not be amended, in whole or in part except by a written instrument signed by the Company, the Trustee and the Escrow Agent. This Escrow and Security Agreement may not be modified orally or by electronic mail (other than in an amendment signed by all of the parties hereto in PDF format).

Section 7.06 Waivers.

The failure of any party to this Escrow and Security Agreement at any time to require performance of any provision under this Escrow and Security Agreement shall not affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow and Security Agreement of any condition or breach of any term, covenant, representation, or warranty contained in this Escrow and Security Agreement, in one or more instances, shall not be construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow and Security Agreement.

Section 7.07 Headings.

The section headings herein are for convenience only and shall not affect the construction hereof.

Section 7.08 Counterparts.

This Escrow and Security Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement. The exchange of copies of this Escrow and Security Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Escrow and Security Agreement as to the parties hereto and may be used in lieu of the original Escrow and Security Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 7.09 Severability.

In case any provision of this Escrow and Security Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 7.10 Force Majeure.

In no event shall the Escrow Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused, directly or indirectly, by forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services. The Escrow Agent shall use commercially reasonable efforts, consistent with accepted practices in the banking industry, to resume performance as soon as practicable under the circumstances.

Section 7.11 Venue; Consent to Jurisdiction.

(a) The parties agree that the Escrow Agent may seek adjudication of any adverse claim, demand or controversy over its person as well as funds on deposit, in either a federal or state court located in the County of New York, State of New York. The parties also agree that service of process by certified or registered mail, return receipt requested, to the address referred to in Section 7.02 of this Escrow and Security Agreement shall constitute adequate service. The parties further agree that the Escrow Agent has the right to interplead all of the assets held hereunder into a court of competent jurisdiction to determine the rights of any Person claiming any interest herein.

(b) EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS ESCROW AND SECURITY AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

Section 7.12 USA PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Escrow Agent, in order to help fight the funding of terrorism and prevent money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Escrow Agent. The parties to this Escrow and Security Agreement have provided the Escrow Agent with such information as it requested in order for the Escrow Agent to satisfy the requirements of the USA PATRIOT Act, and hereby agree to provide, promptly, any additional information requested pursuant to this Section 7.12.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Escrow and Security Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

SALIX PHARMACEUTICALS, LTD.

By:	/s/ Adam C. Derbyshire
Name:	Adam C. Derbyshire
Title:	Executive Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Assistant Secretary

Salix – Escrow and Security Agreement

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Katherine Esber
Name:	Katherine Esber
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent

By:	/s/ Katherine Esber
Name:	Katherine Esber
Title:	Vice President

Salix – Escrow and Security Agreement

EXHIBIT A-1

FORM OF RELEASE CERTIFICATE

to

U.S. Bank National Association

as Escrow Agent

[—], 2014

This certificate is being delivered pursuant to Section 2.05(a) of the Escrow and Security Agreement, dated as of December 27, 2013 (the “Escrow and Security Agreement”), between Salix Pharmaceuticals, Ltd., a Delaware corporation (the “Company”), and U.S. Bank National Association, a national banking association, as trustee (in such capacity, the “Trustee”) and as escrow agent (in such capacity, the “Escrow Agent”). Terms used and not defined in this certificate shall have the meanings set forth in that certain final offering memorandum, dated December 12, 2013 (the “Offering Memorandum”), relating to the issuance and sale of $750,000,000 in aggregate principal amount of 6.00% senior notes due 2021 (the “Notes”).

The Company hereby certifies to the Escrow Agent through the undersigned officers that the following conditions have been satisfied:

(1)	substantially concurrently with the release of the Escrowed Property from the Escrow Account, the Merger shall be consummated in accordance with the terms and conditions of the Merger Agreement as amended from time to time in accordance with its terms;

(2)	the Merger Agreement has not been amended after the date of the indenture in a manner materially adverse to the holders of the Notes;

(3)	all Escrowed Property that constitutes proceeds from the sale of the Notes shall be applied in the manner described under the caption “Use of Proceeds” in the Offering Memorandum; and

(4)	the aggregate cash proceeds from the term loans drawn under the Credit Agreement, dated [—], 2014, among the Company, the guarantors party thereto, Jefferies Finance LLC, as administrative agent and collateral agent, and the lenders from time to time party thereto, and existing unrestricted cash on the Company’s balance sheet, taken together with the funds to be released from the Escrow Account, shall be sufficient to pay the Acquisition Consideration.

All Escrowed Property in the Escrow Account shall be released and sent to the following account[s]:

[Name and Address of Bank/Beneficiary]
Account No.:
ABA No.:
Attn:]

[Name and Address of Bank/Beneficiary]
Account No.:
ABA No.:
Attn:]

IN WITNESS WHEREOF, the Company, through the undersigned officers, has signed this release certificate as of the date first written above.

SALIX PHARMACEUTICALS, LTD.

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT A-2

FORM OF TERMINATION CERTIFICATE

to

U.S. Bank National Association

as Escrow Agent

[—], 2014

This certificate is being delivered pursuant to Section 2.05(b) of the Escrow and Security Agreement, dated as of December 27, 2013 (the “Escrow and Security Agreement”), between Salix Pharmaceuticals, Ltd., a Delaware corporation (the “Company”), and U.S. Bank National Association, a national banking association, as trustee (in such capacity, the “Trustee”) and as escrow agent (in such capacity, the “Escrow Agent”). Terms used and not defined in this certificate shall have the meanings set forth in that certain final offering memorandum, dated December 12, 2013, relating to the issuance and sale of $750,000,000 in aggregate principal amount of 6.00% senior notes due 2021.

The Company hereby certifies to the Escrow Agent through the undersigned officers that the Merger Agreement has been terminated or abandoned.

*        *        *

IN WITNESS WHEREOF, the Company, through the undersigned officers, has signed this certificate as of the date first written above.

SALIX PHARMACEUTICALS, LTD.

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT B

CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Company and are authorized to initiate and approve transactions of all types for the Escrow Account established under the Escrow and Security Agreement, dated as of December 27, 2013, among the Company, the Trustee and the Escrow Agent.

Name / Title	Specimen Signature

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title